Exhibit 6.3

“CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTEDAND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEENEXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.”

ART PURCHASE AGREEMENT

THIS ART PURCHASE AGREEMENT ("***Purchase Agreement***") is made and entered into this 17th day of February, 2022 (the "***Effective Date***"), by and between [***] ("***Seller***"), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 225 Liberty Street, 29th Floor, New York, New York, 10281 ("***Agent***"). Seller is acting on behalf of the sole legal and beneficial Owner ("***Owner***") of the work of art described in the condition report on Exhibit A attached hereto and incorporated herein by this reference (the "***Work***"), and has the authority to sell the Work on behalf of the Owner. Agent is acting as agent on behalf of the Gallery Segregated Portfolio of Masterworks Cayman, SPC ("***Buyer***"), and has the authority to buy the Work on behalf of Buyer. Seller, on behalf of Owner, has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Purchase Agreement. In consideration of the mutual promises contained in this Purchase Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Purchase Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT.

2.1 The purchase price for the Work is Two Million and Seven Hundred Thousand Dollars ($2,700,000) (the "***Purchase Price***"). The "**Closing Date**" shall mean the date upon which Agent or Buyer pays the full Purchase Price to the Seller. The full Purchase Price shall be paid no later than seven (7) calendar days from the Effective Date. The obligation to pay the Purchase Price is expressly conditioned on (a) Buyer's ability to inspect the Work on or prior to the Closing Date and (b) the condition of the Work being as stated in the condition report attached hereto as Exhibit A (the "***Condition Report***") and/or as it may be further enhanced through a professional conservator engaged by Seller with Agent's knowledge and approval. In the event Seller does not receive the Purchase Price in full by Closing Date, the transaction and purchase agreement will be null and void. Agent or Buyer shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions attached hereto as Exhibit B, which shall be verbally confirmed by Nathan Krasnick on behalf of Buyer and [***] on behalf of Seller prior to payment to Seller.

2.2 As the Artwork is being shipped via a shipper engaged and paid for by Seller for delivery to Buyer in Delaware, Seller acknowledges that it is not required to collect any sales, use or other taxes on the delivery of the Artwork to Buyer. Buyer shall be responsible for, and defend, indemnify, and hold Seller harmless (including with respect to attorney and other professional fees) with respect to, any sales tax which may hereafter be claimed or determined to be due by any tax authority.

3. REPRESENTATIONS AND WARRANTIES.

3.1. To induce Agent to enter into this Purchase Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties, Seller, on behalf of itself and Owner, represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement, on behalf of itself and Owner, to execute and deliver the bill of sale (the "***Bill of Sale***") in the form annexed as Exhibit C to this Purchase Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Purchase Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A, but the Artwork is otherwise sold "as is" without any representations or warranties of any kind

whatsoever, express or implied, including without limitation, representations and warranties as to value, condition, use for a particular purpose, or other matters. The benefits of the representations and warranties in this Purchase Agreement survive the completion of the sale and inure to the benefit of Buyer, but not to subsequent owners or others who may acquire an interest in the Artwork except to any individual Delaware limited liability company to which Buyer may promptly transfer the Work as part of Masterworks' standard business practices.

3.1.3. Owner is the sole legal and beneficial owner of the Work, has good and marketable title to the Work, and is not currently the subject of any litigation or claims also involving the Seller.

3.1.4. The Work is not, and through the Closing Date shall not be, subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, "***Claims***"). Neither Seller nor Owner has any knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Neither Seller nor Owner is aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller has provided Agent with all information in Seller's and Owner's knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. The condition of the Work is, and shall be upon inspection of the Work by Buyer and delivery and inspection of the Work at the Delivery Location (as defined in Section 7.1 below) and at the Closing Date, as stated in the Condition Report. Upon delivery at the Delivery Location, a new condition report for the Work shall be prepared at the sole cost and expense of Buyer, which shall confirm that the condition of the Work is the same as set forth in the Condition Report. If the Work is not in the same or better condition as reflected in the Condition Report at the time of its delivery at the Delivery Location or as of the Closing Date, Buyer shall have the right to terminate the Purchase Agreement in its sole discretion.

3.1.7. The Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country.

3.2. Seller, on behalf of itself and Owner, does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Agent or Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Agent or Buyer arising by reason of, or in connection with, the breach or alleged breach by Seller or Owner of any provision of this Purchase Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by Seller or Owner contained in this Purchase Agreement.

3.3. Buyer Representation and Warranties

3.3.1. Buyer warrants that Agent, on its own behalf and on behalf of Buyer, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has full right, legal authority and capacity to enter into and perform Buyer's its obligations under this Purchase Agreement, including possessing readily available funds in excess of the Purchase Price, and to make the warranties contained herein. The individual(s) signing this Purchase Agreement has the capacity and authority to enter into this Purchase Agreement on behalf of Buyer.

3.3.2. Buyer further warrants that no laws, guidelines, or restrictions of any country or jurisdiction have been violated in connection with the transactions contemplated herein, which are not designed to and shall not

facilitate tax evasion or tax fraud, nor violate the banking, anti-money laundering, or currency transfer laws or regulations of any country. None of Buyer, those with an ownership or beneficial interest in Purchaser, or any funding source of Buyer are on the Specially Designated Nationals List maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury nor subject to any other U.S. sanctions or embargo program or regulation.

3.3.3. Buyer agrees to indemnify and hold Seller and its agents harmless from any and all demands, claims, suit actions, losses, damages, judgments, liabilities, obligations, and reasonable expenses (including attorneys' fees and costs) relating to any breach or alleged breach of any of Buyer's warranties and agreements, and Buyer shall be responsible for Seller's attorney's fees and costs in the event Seller must respond to a third-party inquiry or subpoena about this transaction.

3.4. The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement shall survive completion of the transaction contemplated by this Purchase Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer's obligations that Seller's representations and warranties contained in this Purchase Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller's and Owner's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

3.5 For the avoidance of doubt, the parties acknowledge that the standard business practices of Masterworks as a company in securitization of artworks through a segregated portfolio of Masterworks Cayman SPC, as a single artwork owned by an individual Delaware LLC shall not, in any way, invalidate or negate any of the representations, warranties, guarantees, or obligations under this Purchase Agreement.

4. STORAGE AND CARE OF THE WORK.

4.1. Between the Effective Date and the date on which Seller packs and ships the Work for delivery to the Delivery Location (as defined in Section 7.1 below), Seller shall store the Work under Seller's account at [***]. Seller shall notify Agent in writing prior to any relocation of the Work.

4.2. Seller agrees to ensure an appropriate storage environment consistent with the standards of professional specialized fine art storage standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported immediately to Agent. As of the Effective Date, Seller will not perform any conservation or restoration on the Work without notice to Agent.

5. INSURANCE. Seller shall arrange and pay for the Work to be insured under Seller's fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following both: (i) Buyer's acceptance of the Work at the Delivery Location and (ii) payment by Buyer of the amount due on the Closing Date. Within one (1) business day of the receipt of payment, and prior to any shipment, Seller shall provide Agent with a certificate of insurance evidencing Seller's insurance coverage and naming Buyer as an additional insured and loss payee. In the event of loss or damage, Agent and Buyer agree to accept the amount payable to Buyer under such insurance coverage, which amount shall in no event be greater than the Purchase Price. In no event shall Seller or Owner be liable for consequential, exemplary, or other damages.

6. TITLE. On the Closing Date, Seller, on behalf of Owner, hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work, free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale. Seller shall be solely responsible for remitting any and all sale proceeds due to Owner in connection with the sale of the Work hereunder. For a period of one (1) year hereafter, Seller hereby agrees that it will not knowingly, directly or indirectly, offer, sell or agree to sell any

artwork to any person other than Agent that, directly or indirectly, intends to offer fractional investment in the artwork through a sale of tokens or securities.

7. DELIVERY AND EXPENSES.

7.1. Within two (2) business days of the Closing Date, if the Seller has not already done so, Seller shall arrange for the Work to be packed and shipped by fine art shippers approved by Agent in writing to Agent's account at UOVO Delaware, located at 101 Lake Drive, Newark, Delaware 19702 (the "***Delivery Location***").

7.2. Seller shall be responsible for arranging packing, shipping and insuring the Work from its current location to the Delivery Location and insuring the Work until the Closing Date. Agent agrees to reimburse Seller for all third-party costs and expenses relating to packing and shipping the Work from its current location to the Delivery Location pursuant to this Purchase Agreement, provided that Agent will be notified of all storage, shipping and packing costs prior to incurrence.

8. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller or Owner as a result of the transaction contemplated by this Purchase Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Purchase Agreement. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Agent and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Purchase Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

9. INSPECTION. Seller has provided Agent with the Condition Report attached hereto as Exhibit A. Agent on behalf of Buyer, inspected the work at Seller's premises on Wednesday, January 26, 2022. Buyer shall be entitled to inspect the Work prior to the Closing Date to confirm the condition of the Work matches the condition reflected in the Condition Report attached hereto as Exhibit A. When the Work is delivered to the Delivery Location, UOVO Delaware shall be entitled to inspect the Work to confirm the condition of the Work matches the condition reflected in the Condition Report.

10. TERMINATION WITH CAUSE. In the event of: (i) a breach of this Purchase Agreement by Seller; or (ii) the falsity or material inaccuracy, actual, of any of Seller's representations or warranties contained in this Purchase Agreement (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation by Seller or from facts or events occurring before or after the Effective Date and whether or not such facts or facts were caused by Seller or under Seller's control), (x) Buyer shall have the right to terminate this Purchase Agreement, and Seller shall within thirty (30) days of written notice from Buyer repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement, and (y) if such breach or alleged breach occurs or is discovered after the Work has been delivered to Buyer, upon receipt of such funds, Buyer will release the Work to Seller in the same condition in which it was received by Seller, unless barred by a court, tribunal, or other lawful authority from doing so. For the purposes of this Section 10, "Seller" shall refer to Seller, on behalf of itself and Owner, and "Buyer" shall refer to Buyer, and Agent on behalf of Buyer.

11. MISCELLANEOUS. This Purchase Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Purchase Agreement and any invoice issued by Seller, the terms of this Purchase Agreement shall control. Seller, on behalf of itself and Owner, agrees that Buyer is a third-party beneficiary of this Purchase Agreement. The terms of this Purchase Agreement may not be modified or amended, except in a writing signed by the parties hereto. Other than in the Masterworks companies' standard business practices in the securitization of art, none of Seller, Owner, Agent, or Buyer may assign their rights and obligations pursuant to this Purchase Agreement without the prior written consent of all of the parties hereto. This Purchase Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Purchase Agreement, and all matters

arising out of or relating to this Purchase Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Purchase Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

BY:
ITS:

AGENT:

MASTERWORKS GALLERY, LLC

BY: Mariya Golovina
ITS: Head of Acquisitions

[Signature Page to Art Purchase Agreement]

EXHIBIT A

DESCRIPTION OF WORK AND CONDITION REPORT

EXHIBIT B

SELLER'S WIRE INSTRUCTIONS

EXHIBIT C

BILL OF SALE

Dated: _______________, 2022

Sold by:	[***]	("Seller")
Sold to:	Gallery Segregated Portfolio Masterworks Cayman, SPC 225 Liberty Street, 29th Floor New York, New York 10281	("Buyer")
Artist:	Joan Mitchell	(the "Work")
Title:		
Medium:		
Size:		
Date:		
NY Sales Tax:	None Withheld; Delaware Delivery	
Purchase Price:	$2,700,000	

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement by and between Seller and Masterworks Gallery, LLC dated February 17, 2022, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

[***]

____
BY:
ITS:

Bill To:
Masterworks Gallery, LLC as agent for
Masterworks Cayman SPC, acting on
behalf of its Gallery Segregated Portfolio
225 Liberty Street, 29th Floor
New York, NY 10281

Invoice #11371
February 14, 2022

Ship To:
UOVO Delaware
101 Lake Drive
Newark, DE 19702

INVOICE

[redacted]

$2,700,000.00



Subtotal:	$2,700,000.00
Total:	**$2,700,000.00**

[***]
Bank Branch: Citibank NA, 1748 Broadway, New York, NY 10019 Account
/ Routing # / SWIFT code: